Exhibit 99.02
						   EXHIBIT D
		 FORM OF ANNUAL SERVICER'S CERTIFICATE
		   MBNA AMERICA BANK, N.A.


		MBNA MASTER CREDIT CARD TRUST


	 The undersigned, a duly authorized representative of MBNA America Bank, N.A. (the "Bank"), as Servicer pursuant to the Pooling and Servicing Agreement dated as of September 25, 1991 (the "Pooling and Servicing Agreement") by and between the Bank and Bankers Trust Company, as trustee, (the "Trustee") does hereby certify that:
	 1.  The Bank is Servicer under the Pooling and
Servicing Agreement.
	 2. The undersigned is duly authorized pursuant to the Pooling and Servicing Agreement to execute and deliver this Certificate to the Trustee.
	3.  This Certificate is delivered pursuant to
Section 3.05 of the Pooling and Servicing Agreement.
	 4. A review of the activities of the Servicer during the twelve month period ended June 30, 1996 was conducted under my supervision.
	 5. Based on such review, the Servicer has, to the best of my knowledge, fully performed all its obligations under the Pooling and Servicing Agreement throughout such twelve month period and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 6 below.
	 6. The following is a description of each default in the performance of the Servicer's obligations under the provisions of the Pooling and Servicing Agreement known to me to have been made during the twelve month period ended June 30, 1996, which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default:
			   "None"


	IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 26th day of August, 1996.



				       Marguerite M. Boylan
			      Name:    Marguerite M. Boylan
			      Title:      Vice President